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                                                                  Exhibit (d)(9)


                      Metropolitan Life Insurance Company

                              TERM INSURANCE RIDER

After we receive proof that the insured died on or before the Final Date, we will pay the Rider Amount to the beneficiary.

                                   DEFINITIONS

When this Rider is attached to the Policy, the following terms have the following meanings:

Policy                  the Policy to which this Rider is attached.

Rider Amount            the amount of this Rider on the policy Date of Issue,
                        as shown on page 3. The Rider Amount is equal to the Total Insurance Amount multiplied by the Rider Percent.
                        All changes to the Specified Face Amount will be made proportionately to the Rider Amount so that the Rider
                        Percent (shown below) does not change.

Total Insurance Amount  the sum of the Rider Amount and the Specified Face
                        Amount as shown on page 3. We will provide a new page 3 when there is any change to the Total Insurance Amount other than as the result of the Minimum Death Benefit provision.

Rider Percent           The Rider Amount as a percent of the Total Insurance
                        Amount as shown on page 3. The Rider Percent is determined on the Date of Issue and will not change.

Target Premium          The premium used to compute the amount of expense
                        charge deducted from each premium payment. The Target
                        Premium is shown on page 3.1. When there is a change to the Total Insurance Amount, the Target Premium will change. A new page 3.1 showing the new Target Premium will be issued.

Date of Rider           The Date of Policy shown on page 3.

Final Date              The Final Date of Policy, shown on page 3. This Rider
                        may not be continued after the Final Date of Policy.

                               GENERAL PROVISIONS

Death Benefit           When this Rider is attached to the Policy the Death
                        Benefit provision is changed to the following:

                        The Death Benefit under this Policy will be 1, 2, or 3 below, whichever is chosen and is in effect on the date of death but in no event less than the minimum death benefit.
                        1.   Option A:   The Total Insurance Amount.
                        2.   Option B:   The Total Insurance Amount plus the
                             Cash Value on the date of death.
                        3.   Option C:    The Total Insurance Amount plus the
                             Adjusted Premiums.

                        See the Full and Partial Cash Withdrawal provision for the effect of a partial withdrawal on the Death Benefit.

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Death Benefit
Adjustment          When this Rider is attached to the Policy the Death Benefit
                    Adjustment provision is changed as follows:
                    2.   The Total Insurance Amount may not be reduced to less
                         than $100,000 during the first 5 policy years or to less than $50,000 after the 5th policy year.

Cost of Rider       The cost of this Rider is computed as the Rider Amount
                    divided by 1,000, and multiplied by the monthly cost of insurance rate for this Rider. The cost for this Rider is deducted from the Policy Cash Value at the same time as the monthly deduction for the Policy. The monthly cost of insurance rate for this Rider will never be more than the maximum shown in the Table of Guaranteed Maximum Rates on page 4 of your Policy.

Reinstatement       If this Rider did not end as a result of your request for
                    its termination, you may reinstate this Rider at the same time you reinstate this Policy under the terms of the "Reinstatement" provision of the Policy. You must provide evidence satisfactory to us of the insurability of the insured.

Termination         This Term Insurance Rider will end on the earliest of:
                     .  the Final Date;
                     . the day after the end of the grace period of the Policy; . date of death of the insured;
                     .  the date of written request to terminate this Rider.

                    You may terminate this Rider at any time by providing Us with a written request to do so. After you request termination of the Rider, it may not be reinstated.

All of the terms used in this Rider have the same meaning as in the Policy unless otherwise clearly indicated in this Rider.

Signed for Metropolitan Life Insurance Company.



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